Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 26, 2015, with respect to the consolidated financial statements of RIGS Haynesville Partnership Co. included in the Annual Report of Energy Transfer Equity, L.P. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Energy Transfer Equity, L.P. on Forms S-3 (File No. 333-192327 and File No. 333-146300) and on Form S-8 (File No. 333-146298).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 2, 2015